Exhibit 99.1

MF Global Reports First Fiscal Quarter 2012 Earnings

Company Delivers GAAP Profitability on Higher Revenues

NEW YORK, July 28, 2011 – MF Global Holdings Ltd. (NYSE: MF), a broker-dealer providing trading and hedging solutions, today reported earnings for its first fiscal quarter ended June 30, 2011.

First Quarter Highlights

•

Net revenue growth of nine percent for the quarter. The growth reflects expanding client facilitation and principal trading activities. Revenue, net of interest and transaction-based expenses (net revenue), was $314.5 million for the first quarter 2012, compared with $289.4 million for the same period last year.

•

Net revenue per employee increases 18 percent. Net revenue per employee for the first quarter increased 18 percent from the same period last year.[1] The increase reflects the diversification of revenue and upgrade of personnel over the past year.

•

Compensation ratio of 54.4 percent reflects strategic initiatives and realignment of compensation structure. Employee compensation and benefits (excluding non-recurring IPO awards) as a percentage of net revenue was 54.4 percent, compared with 53.7 percent for the same period last year.

•

GAAP earnings increase significantly. GAAP net income applicable to common shareholders was $7.7 million, or $0.05 per basic and diluted share for the first quarter, compared with $0.8 million, or $0.01 per basic and diluted share for the same period last year.[2]

•

Adjusted earnings per fully diluted share were $0.10 for the quarter. Adjusted earnings per fully diluted share were $0.10 for the first quarter 2012, compared with $0.16 for the same period last year. [3]

“With net revenue and GAAP net income at their highest levels in nearly three years, this quarter’s results reflect continued progress in MF Global’s ongoing transformation,” said Jon S. Corzine, chairman and CEO, MF Global. “We have made important strides in diversifying our revenue streams, expanding our trading capacity and upgrading talent, as well as in investing in the infrastructure necessary to execute our vision. We believe the depth and breadth of our transformation will continue as we enhance our capital markets offering, focus our global retail services, and more effectively organize our prime services capabilities.”

[1]	Calculation based on a simple average number of employees.
[2]

GAAP net income includes a number of items that management believes are not necessarily reflective of operating performance, such as certain legal reserves, settlements and related expenses, impairment of goodwill, restructuring, severance, and other charges. See Non-GAAP Financial Measures and supplementary tables for details.

[3]	Adjusted earnings and adjusted per fully diluted share is a non-GAAP financial measure. See Non-GAAP Financial Measures and supplementary tables for items that are excluded and GAAP reconciliation.

Mr. Corzine continued, “As we enter the final stages of the firm’s core restructuring, we continue to evaluate both organic and strategic actions to accelerate our strategy of building an investment bank that will deliver growing revenues and competitive returns on capital. Our ongoing evaluations and financial performance will dictate the timing of our investment and hiring initiatives.”

First Quarter 2012 Results

Revenue, net of interest and transaction-based expenses (net revenue), was $314.5 million for the first quarter, versus $289.4 million for the same period last year. The increase in net revenue was primarily due to the expansion of client facilitation and principal activities, particularly within structured equity finance, commodities and fixed income.

Net revenue per employee was approximately $110,000, up 18 percent for the first quarter, compared with approximately $93,000 for the same period last year.1 At June 30, 2011, the company had 2,857 employees, compared with 3,024 employees at June 30, 2010.

GAAP net income applicable to common shareholders was $7.7 million or $0.05 per basic and diluted share for the first quarter, compared with $0.8 million or $0.01 per basic and diluted share for the same period last year.2

Adjusted earnings were $19.5 million or $0.10 per fully diluted share for the first quarter, compared with $28.4 million or $0.16 per fully diluted share for the same period last year.3

“The evolution of our business model is taking shape, as client facilitation and principal activities accounted for nearly half of the firm’s overall revenue base,” said Henri Steenkamp, chief financial officer, MF Global. “At the same time, we remain diligent on costs, taking a strategic approach to our spending in order to advance our business objectives. Our compensation and non-compensation costs are within the expected range this quarter, and our efforts to identify opportunities to more efficiently manage our operations are ongoing.”

In the first quarter, on a GAAP basis, employee compensation and benefits expense (excluding non-recurring IPO awards) was $171.1 million, or 54.4 percent of net revenue, compared with $155.4 million, or 53.7 percent for the same period last year. Adjusted employee compensation and benefits expense was $170.4 million, or 54.2 percent of net revenue for the first quarter 2012, compared with $152.1 million, or 52.5 percent of net revenue for the same period last year.4 The employee compensation ratio increased due to ongoing recruitment and upgrading of personnel, compared with the downsizing actions implemented during the same period last year.

On a GAAP basis, non-compensation expense (which excludes restructuring costs) for the quarter was $112.2 million, compared with $91.4 million for the same period last year. Adjusted non-compensation expense totaled $109.5 million for the first quarter 2012, compared with $90.6 million for the same period last year.4 The increase in non-compensation expense for the quarter was primarily due to higher investment in communication and technology, occupancy and equipment plus professional fees.

Restructuring expense was $2.1 million for the quarter, compared with $9.9 million for the same period last year, reflecting the continued implementation of the company’s new strategic plan.

Client payables were $13.6 billion at June 30, 2011, and March 31, 2011.

[4]

Adjusted employee compensation and benefits and adjusted non-compensation expense are non-GAAP measures. See Non-GAAP Financial Measures and supplementary tables for items that are excluded and for GAAP reconciliation.

Business Developments

New Secured Committed Revolving Credit Facility

On June 29, MF Global’s U.S. broker-dealer closed on a new, 364-day, $300 million senior secured committed revolving credit facility with a syndicate of banks. The credit facility can be used for the broker-dealer’s general corporate purposes, which further increases its liquidity.

Senior Management Appointments

MF Global strengthened its operations function and sales efforts with the appointments of David Simons as global head of Operations and Benita Levy and John Brady as co-heads of the firm’s Chicago office. The firm also continued its efforts to attract leading industry talent in areas where there is opportunity to drive increased revenue, improve productivity and better serve clients, particularly in foreign exchange, high-yield/distressed and mortgage backed securities.

Established a Unified Brand and Marketing Approach

MF Global unified its brands around the world to better leverage its resources globally and ensure a consolidated, coordinated marketing approach. As the final step in this consolidation, Lind-Waldock, the firm’s flagship U.S. retail business, will change its name to MF Global next month.

Conference Call Information

MF Global will hold a conference call to discuss the first fiscal quarter 2012 earnings today at 7:30 a.m. ET. The call is open to the public.

Dial-in information

U.S./Canada: +1.877.852.6543

International: +1.719.325.4769

Passcode: 9156964

Listeners to the call should dial in approximately 10 minutes prior to the start of the call.

Webcast information

A live audio webcast of the presentation will also be available on the investor relations section of the MF Global Web site, at http://www.mfglobalinvestorrelations.com, and will be available for replay shortly after the event.

About MF Global

MF Global (NYSE: MF) is one of the world’s leading brokers of commodities and listed derivatives. MF Global delivers trading and hedging solutions as a broker-dealer across all major markets for futures and options, commodities, fixed income, equities and foreign exchange. The firm is one of 20 primary dealers authorized to trade U.S. government securities with the Federal Reserve Bank of New York. The firm provides access to more than 70 exchanges around the world and is a leader by volume on many of the largest derivatives exchanges. MF Global helps clients discover and capitalize on market opportunities by providing actionable insight, market expertise and deep liquidity. For more information, please visit www.mfglobal.com.

Forward-Looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release, including statements relating to the MF Global future revenues and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated. We caution you not to place undue reliance on these forward-looking statements. We refer you to MF Global’s latest Annual Report on Form 10-K on file with the Securities and Exchange Commission (SEC), and any amendments thereto, for a description of the risks and uncertainties it faces. This press release includes certain non-GAAP financial measures, as defined under SEC rules. A reconciliation of these measures is included in the financial information later in this release, which is also available on the Company’s website at www.mfglobal.com.

Investor Contact:

Lisa Kampf	+1 212.589.6592 lkampf@mfglobal.com

Media Contact:

Diana DeSocio	+1 212.589.6385 desocio@mfglobal.com

Non-GAAP Financial Measures (see also supplementary tables for reconciliation)

In this press release, we provide certain earnings per share ratios based on a fully diluted number of shares (“fully diluted shares”). In accordance with the regulations of the U.S. Securities and Exchange Commission (“SEC”), earnings per share ratios based on fully diluted shares are considered to be non-GAAP financial measures because fully diluted shares represent shares outstanding, as determined on a GAAP basis, with certain adjustments that are made outside of GAAP. We use fully diluted shares for certain ratios for the reasons described further below.

We also provide information related to “adjusted earnings per fully diluted share”, which represents “adjusted earnings” (a non-GAAP financial measure) divided by our fully diluted shares (also a non-GAAP financial measure). “Adjusted earnings” excludes the following items from “Net income applicable to common shareholders”: Certain legal settlements and related expenses; Restructuring; Impairment of goodwill; Stock compensation expense related to IPO awards; Severance expense; UK bonus tax; and Gains on exchange seats and shares. We use “adjusted earnings per fully diluted share” for the same reasons why we present fully diluted share ratios (as discussed below) and also because our management believes that the measure provides a more useful metric of our operating performance. In particular, we exclude a UK bonus tax and Stock compensation expense related to IPO awards because we believe that they reflect expenses arising from particular events that are not reasonably likely to reoccur. In addition, we exclude Certain legal settlements and related expenses; Restructuring; Impairment of goodwill; Severance expense; and Gains on exchange seats and shares because we believe that these gains and losses do not reflect our operating performance and do not help our shareholders understand or compare our past or future financial performance.

In this press release, we provide information related to “adjusted employee compensation and benefits (excluding non-recurring IPO awards)”, which is a non-GAAP financial measure that excludes Severance expense and a U.K. bonus tax. We use “adjusted employee compensation and benefits (excluding non-recurring IPO awards)” because our management believes this provides a more useful metric of our operating performance. In particular, we have excluded a U.K. bonus tax because we believe that this reflects an expense from a one-time event that is not likely to re-occur. Furthermore, we have excluded Severance expense because we do not believe that this amount reflects our operating performance and does not help our shareholders understand or compare our past or future financial performance.

In this press release, we provide information related to “adjusted non-compensation expenses”, which is a non-GAAP financial measure that excludes Certain legal settlements and related expenses and Impairment of goodwill. We use “adjusted non-compensation expenses” because our management believes this provides a more useful metric of our operating performance. In particular, we have excluded certain of the legal settlements and related expenses because we believe that these legal costs relate to matters that occurred before our initial public offering for losses incurred through introducing broker relationships. Furthermore, we have excluded Impairment of goodwill because we do not believe that this amount reflects our operating performance and does not help our shareholders understand or compare our past or future financial performance.

The presentation of fully diluted shares and ratios based on fully diluted shares are not intended to be considered in isolation from, as a substitute for or as superior to, the financial information prepared and presented in accordance with GAAP, and our presentation of this measure may be different from non-GAAP financial measures used by other companies.

To determine adjusted earnings per fully diluted share, both the numerator and denominator of the GAAP EPS calculation are adjusted. For the numerator, interest and amortization of issuance costs on our 1.875% and 9% Convertible Notes, net of tax and dividends on the Series A and Series B Preferred Stock are added back to net income applicable to common shareholders. For the denominator, weighted average shares of common stock outstanding is adjusted at June 30, 2010 to add back shares underlying restricted stock and stock unit awards (“IPO awards”) granted in connection with our IPO which are not considered dilutive under U.S. GAAP and, therefore, not included in diluted shares of common stock outstanding. These shares are not considered dilutive because, in part, of the value of these awards in relation to the market price of our shares of outstanding common stock. In addition, weighted average shares of common stock outstanding are also adjusted at June 30, 2011 and 2010 to include the impact of our outstanding Series A Preferred Stock, Series B Preferred Stock and 9% Convertible Notes, on an if-converted basis.

For the 1.875% Convertible Notes and related call spread overlay (purchased calls and sold warrants), weighted average shares of common stock outstanding are adjusted using the treasury stock method. There is no impact to fully diluted shares until our stock price exceeds the contractual conversion price of $10.37. At this time, the denominator is adjusted to include only the incremental shares required to settle the excess value over par of the convertible notes upon conversion. For the related sold warrants, there is a dilutive impact once our stock price exceeds the strike price of $14.23 and it is also measured under the treasury stock method assuming the proceeds from exercised warrants are used to repurchase outstanding shares. In calculating adjusted net income per fully diluted share, we also include the effect of the purchased calls upon settlement. The anti-dilutive impact of the purchased calls would fully offset the dilutive impact of the 1.875% Convertible Notes. At June 30, 2011, since the average common stock price does not exceed the conversion or strike price, there are no incremental shares included in the denominator.

For the three months ended June 30, 2011, weighted average shares of common stock outstanding is adjusted by 12.0 million, 3.9 million and 17.9 million shares, related to the Series A Preferred Stock, Series B Preferred Stock and 9% Convertible Notes, respectively. For the three months ended June 30, 2010, weighted average shares of common stock outstanding is adjusted for 3.3 million, 12.0 million, 14.4 million and 19.6 million shares, related to IPO awards, Series A Preferred Stock, Series B Preferred Stock and 9% Convertible Notes, respectively. We believe it is meaningful to investors to present ratios based on fully diluted shares because it demonstrates the dilution that investors will experience at the end of the three-year vesting period of our IPO awards and when our Series A Preferred Stock, Series B Preferred Stock and 9% Convertible Notes are converted. It is also how our management internally views dilution.

MF Global Holdings Ltd.

Consolidated Statements of Operations

(Dollars in thousands, except share data)

	Three months ended June 30,
	2011	2010
Revenues
Commissions	$364,699	$376,646
Principal transactions	116,767	66,342
Interest income	122,224	114,232
Other	7,553	11,872

Total revenues	611,243	569,092

Interest expense	41,577	45,431
Execution and clearing fees	186,487	175,196
Sales commissions	68,661	59,030

Total interest and transaction-based expenses	296,725	279,657

Revenues, net of interest and transaction-based expenses	314,518	289,435

Expenses
Employee compensation and benefits (excluding non-recurring IPO awards)	171,098	155,374
Employee compensation related to non-recurring IPO awards	—	8,595
Communications and technology	39,107	31,427
Occupancy and equipment costs	16,014	11,103
Depreciation and amortization	10,282	10,534
Professional fees	23,990	18,057
General and other	22,112	19,468
Restructuring charges	2,140	9,874
Impairment of goodwill	694	848

Total other expenses	285,437	265,280

Gains on exchange seats and shares	2,235	1,958
Interest on borrowings	13,751	9,535

Income before provision for income taxes	17,565	16,578
Provision for income taxes	4,843	8,141
Equity in income of unconsolidated companies (net of tax)	838	627

Net income	13,560	9,064
Less: Net income attributable to noncontrolling interest	251	243

Net income attributable to MF Global Holdings Ltd.	$13,309	$8,821

Dividends declared on preferred stock	5,005	7,678
Cumulative and participating dividends	630	360

Net income applicable to common shareholders	$7,674	$783

Earnings per share:
Basic	$0.05	$0.01
Diluted	$0.05	$0.01
Weighted average number of shares of common stock outstanding:
Basic	164,272,690	130,196,655
Diluted	164,293,357	133,999,818

MF Global Holdings Ltd.

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	June 30,	March 31,
	2011	2011
Assets
Cash and cash equivalents	$709,379	$649,394
Restricted cash and segregated securities	10,924,249	11,371,350
Securities purchased under agreements to resell	12,057,793	9,499,768
Securities borrowed	4,954,218	2,890,840
Securities received as collateral	153,215	147,185
Securities owned	11,573,484	10,831,346
Receivables:
Brokers, dealers and clearing organizations	4,629,465	4,233,137
Customers	319,310	389,544
Other	134,154	65,435
Memberships in exchanges, at cost	4,502	5,851
Furniture, equipment and leasehold improvements, net	151,736	138,393
Intangible assets, net	39,213	41,912
Other assets	279,021	277,447

TOTAL ASSETS	$45,929,739	$40,541,602

Liabilities and Equity
Short-term borrowings, including current portion of long-term borrowings	$366,088	$382,961
Securities sold under agreements to repurchase	17,968,868	16,626,875
Securities loaned	1,601,731	1,420,181
Obligation to return securities borrowed	153,215	147,185
Securities sold, not yet purchased, at fair value	8,300,617	5,052,486
Payables:
Brokers, dealers and clearing organizations	1,779,621	1,133,635
Customers	13,567,108	13,577,197
Accrued expenses and other liabilities	255,146	282,658
Long-term borrowings	417,152	414,080

TOTAL LIABILITIES	44,409,546	39,037,258

Preferred stock, $1.00 par value per share
Series A Convertible, cumulative	96,167	96,167
Series B Convertible, non-cumulative	34,446	34,446

EQUITY
Common stock, $1.00 par value per share	164,893	163,596
Additional paid-in capital	1,595,428	1,597,183
Accumulated other comprehensive income (net of tax)	6,616	3,899
Accumulated deficit	(396,330)	(409,639)
Noncontrolling interest	18,973	18,692

TOTAL EQUITY	1,389,580	1,373,731

TOTAL LIABILITIES AND EQUITY	$45,929,739	$40,541,602

Supplementary Data

The table below calculates principal transactions revenue, including the net interest generated from financing transactions related to principal transactions:

	Three months ended June 30,
	2011	2010
	(dollars in millions)

Principal transactions, excluding revenues from investment of client payables	$121.4	$69.4
Net interest generated from principal transactions and related financing transactions	28.6	18.0

Principal transactions and related net interest revenue	$150.0	$87.4

The table below provides an analysis of the components of principal transactions:

	Three months ended June 30,
	2011	2010
	(dollars in millions)

Principal transactions, excluding revenues from investment of client payables	$121.4	$69.4
Principal transactions revenues from investment of client payables	(4.6)	(3.1)

Principal transactions	$116.8	$66.3

The table below provides an analysis of the components of net interest income for the periods presented:

	Three months ended June 30,
	2011	2010
	(dollars in millions)

Net interest generated from client payables and excess cash	$52.0	$50.8
Net interest generated from principal transactions and related financing transactions	28.6	18.0

Net interest income	$80.6	$68.8

The table below calculates net revenues from client payables and excess cash for the periods presented:

	Three months ended June 30,
	2011	2010
	(dollars in millions)

Net interest generated from client payables and excess cash	$52.0	$50.8
Principal transactions revenues from investment of client payables	(4.6)	(3.1)

Net revenues from client payables and excess cash	$47.4	$47.7

Supplementary Data (continued)

The table below reconciles Employee compensation and benefits (excluding non-recurring IPO awards) to Adjusted employee compensation and benefits (excluding non-recurring IPO awards) for the periods presented:

	Three months ended June 30,
	2011	2010
	(dollars in millions)

Employee compensation and benefits (excluding non-recurring IPO awards)	$171.1	$155.4
Less: Severance expense	(0.4)	(0.3)
Less: Restructuring from the accelerated vesting of stock compensation expense	(0.3)	—
Less: U.K. bonus tax	—	(3.0)

Adjusted employee compensation and benefits (excluding non-recurring IPO awards)	$170.4	$152.1

The table below reconciles Non-compensation expenses to Adjusted non-compensation expenses for the periods presented:

	Three months ended June 30,
	2011	2010
	(dollars in millions)

Non-compensation expenses	$114.3	$101.3
Less: Restructuring charges	(2.1)	(9.9)

Non-compensation expenses (excluding restructuring)	$112.2	$91.4

Less: Certain legal reserves, settlements and related expenses	(2.0)	—
Less: Impairment of goodwill	(0.7)	(0.8)

Adjusted non-compensation expenses	$109.5	$90.6

The table below presents volumes for the periods presented:

	Three months ended June 30,
	2011	2010
	(contracts in millions)

Execution-only volumes	56.8	90.3
Cleared volumes	518.3	434.4

Total exchange-traded futures and options volumes	575.1	524.7

Supplementary Data (continued)

GAAP net income for the three months ended June 30, 2011 includes the following amounts and earnings per share effect based on a basic and fully diluted number of shares:

	Pre-tax Amount (millions)	After-tax Amount (millions)	Per Basic Shares (2)	Per Fully Diluted Shares (3)
Shares outstanding (in millions)			164.3	198.1

GAAP	$17.6	$7.7	0.05	—
Total restructuring	2.4	1.8		0.01
Certain legal reserves, settlements and related expenses	2.0	1.4		0.01
Other adjustments (1)	(1.1)	(0.7)		—
Anti-dilutive impact of fully diluted number of shares	—	9.3		0.03

Adjusted	$20.9	$19.5		0.10

(1)	Other adjustments include exchange membership gains, impairment of goodwill and severance expense.
(2)	Calculated using after-tax amounts and 164.3 million shares outstanding.
(3)	Calculated using after-tax amounts and fully diluted shares of 198.1 million, which is a non-GAAP financial measure. Please see definitions of non-GAAP financial measures in this release.

GAAP net income for the three months ended June 30, 2010 includes the following amounts and earnings per share effect based on a basic and fully diluted number of shares:

	Pre-tax Amount (millions)	After-tax Amount (millions)	Per Basic Shares (2)	Per Fully Diluted Shares (3)
Shares outstanding (in millions)			130.2	179.5

GAAP	$16.6	$0.8	0.01	—
Restructuring charges	9.9	6.5		0.04
Stock compensation expense related to IPO awards	8.6	6.4		0.04
Other adjustments (1)	2.1	2.5		0.01
Anti-dilutive impact of fully diluted number of shares	—	12.2		0.06

Adjusted	$37.2	$28.4		0.16

(1)	Other adjustments include exchange membership gains, U.K. bonus tax, impairment of goodwill and severance expense.
(2)	Calculated using after-tax amounts and 130.2 million shares outstanding.
(3)	Calculated using after-tax amounts and fully diluted shares of 179.5 million, which is a non-GAAP financial measure. Please see definitions of non-GAAP financial measures in this release.